EXHIBIT 33.1

REPORT ON ASSESSMENT OF COMPLIANCE WITH SERVICING CRITERIA
FOR ASSET-BACKED SECURITIES

AEP Texas Central Company (the "Servicer"), as a party participating in the servicing function under Item 1122 of Regulation AB, hereby reports on its assessment of compliance with the servicing criteria specified in paragraph (d) of Item 1122 of Regulation AB, as follows:

(1)  The Servicer is responsible for assessing compliance with the servicing criteria applicable to it. The servicing criteria specified in the following paragraphs of paragraph (d) of Item 1122 of Regulation AB are not applicable to the Servicer based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Servicer and that are backed by the same asset type backing the Senior Secured Transition Bonds, Series A: (1)(ii) (outsourcing), (1)(iii) (back-up servicing), (1)(iv) (fidelity bond), (2)(vi) (unissued checks), (4)(iii) (additions, removals or substitutions), (4)(v) (records regarding pool assets), (4)(ix) (adjustments to interest rates), (4)(xi) (payments on behalf of obligors), (4)(xii) (late payment penalties), (4)(xiii) (obligor disbursements), and (4)(xv) (external credit enhancement);

(2)  The Servicer used the criteria in paragraph (d) of Item 1122 of Regulation AB to assess compliance with the applicable servicing criteria;

(3)  Other than as identified on Schedule A attached hereto, the Servicer has determined that it is in compliance with the applicable servicing criteria as of December 31, 2009 and for the period January 1, 2009 through December 31, 2009, which is the period covered by this report on Form 10-K; and

(4)  Deloitte & Touche LLP, a registered public accounting firm, has issued an attestation report on the Servicer's assessment of compliance with the applicable servicing criteria as of December 31, 2009 and for the period January 1, 2009 through December 31, 2009, which is the period covered by this report on Form 10-K.

Date: March 25, 2010

AEP TEXAS CENTRAL COMPANY,
as Servicer

            /s/ Charles E. Zebula
Name:  Charles E. Zebula
Title:  Treasurer and Senior Officer in Charge of the Servicing Function, AEP Texas Central Company, as Servicer

Schedule A

Material Instances of Non-Compliance by the Servicer

Regulation AB 1122(d)(2)(vii):   Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

(i)      During the reporting period, certain bank reconciliations were not performed within the time frame required by the related transaction agreements.

(ii)      Existing procedures have been reviewed with staff to enable future reconciliations to be prepared and submitted for review within the applicable time frames.